Exhibit 11:
                            TRANSWITCH CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE /1/
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                    THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                         JUNE 30,                               JUNE 30,
                                                                 1998             1997                   1998             1997
                                                                 ----             ----                   ----             ----
Basic earnings (loss) per share:
  Net income (loss)                                              1,020             (892)                 1,581            (2,484)
                                                                ======           ======                 ======            ======
  Weighted average number of common shares
   outstanding during the period                                13,567           12,093                 13,418            12,063
                                                                ------           ------                 ------            ------
  Basic earnings (loss) per share                                 0.08            (0.07)                  0.12             (0.21)
                                                                ======           ======                 ======            ======

Diluted earnings (loss) per share:
  NET INCOME (LOSS)                                              1,020                -                  1,581                 -
                                                                ======           ======                 ======            ======
  WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   outstanding during the period                                13,567                -                 13,418                 -

                  Common stock issuable with respect to:
                          Stock options and warrants               719                -                    720                 -
                         Convertible preferred stock               520                -                    520                 -

                Adjusted weighted average number of shares      14,806                -                 14,658                 -
                       outstanding during the period

                    Diluted earnings (loss) per share            $0.07                - /2/              $0.11                 - /2/
                                                                ======           ======                 ======            ======

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/1/  This exhibit should be read in connection with "Consolidated Statement of
     Stockholders' Equity" in Note 4 of the notes to the Consolidated Financial Statements.
/2/ Diluted loss per share is the same as basic given the net loss position of the Company.